SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A
(Rule 13d-1(e))

Under the Securities Exchange Act of 1934

(Amendment No. 4)

YRC WORLDWIDE INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

984249607

(CUSIP Number)

Eric Ross
Senior Managing Director and Chief Compliance Officer

Avenue Capital Group

399 Park Avenue, 6th Floor

New York, NY 10022

(212) 850-3500

(Name, Address and Telephone Number of Person Authorized
to Receive Notices and Communications)

March 14, 2014

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D/A, and is filing this schedule because of §§240.13d-l(e), 240.13d-l(f) or 240.13d-l(g), check the following box.  [__]

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See §240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP No:  984249607

SCHEDULE 13D

1

NAMES OF REPORTING PERSONS

Avenue Investments, L.P. (“Avenue Investments”)

2

Check the appropriate box if a member of group

(a)  [   ]

(b)  [X]

3

SEC USE ONLY

4

SOURCE OF FUNDS

WC

5

Check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) [   ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

PERSON WITH

7

SOLE VOTING POWER

-0-

8

SHARED VOTING POWER

869,6161

9

SOLE DISPOSITIVE POWER

-0-

10

SHARED DISPOSITIVE POWER

869,616

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

869,616

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [  ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.8%

14

TYPE OF REPORTING PERSON

PN

1

The 869,616 shares of Common Stock reported herein as being beneficially held by Avenue Investments includes 160,749 shares of Common Stock issuable upon conversion of 10% Series A Convertible Senior Secured Notes.

CUSIP No:  984249607

SCHEDULE 13D

1

NAMES OF REPORTING PERSONS

Avenue Partners, LLC (“Avenue Partners”)

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [ ]

(b) [X]

3

SEC USE ONLY

4

SOURCE OF FUNDS

AF

5

Check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) [  ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

PERSON WITH

7

SOLE VOTING POWER

-0-

8

SHARED VOTING POWER

2,942,9931

9

SOLE DISPOSITIVE POWER

-0-

10

SHARED DISPOSITIVE POWER

2,942,993

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,942,993

12

Check box if the aggregate amount in row (11) excludes certain shares [  ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.3%

14

TYPE OF REPORTING PERSON

OO

1

This number represents shares beneficially held by Avenue Investments and through Avenue International GenPar (as defined below) as general partner of Avenue International (as defined below).  Avenue Partners is the general partner of Avenue Investments and a shareholder of Avenue International GenPar.

CUSIP No:  984249607

SCHEDULE 13D

1

NAMES OF REPORTING PERSONS

Avenue International Master, L.P. (“Avenue International”)

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [ ]

(b) [X]

3

SEC USE ONLY

4

SOURCE OF FUNDS

WC

5

Check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) [  ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

PERSON WITH

7

SOLE VOTING POWER

-0-

8

SHARED VOTING POWER

2,073,3771

9

SOLE DISPOSITIVE POWER

-0-

10

SHARED DISPOSITIVE POWER

2,073,377

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,073,377

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.6%

14

TYPE OF REPORTING PERSON

PN

1

The 2,073,377 shares of Common Stock reported herein as being beneficially held by Avenue International includes 396,853 shares of Common Stock issuable upon conversion of 10% Series A Convertible Senior Secured Notes.

CUSIP No:  984249607

SCHEDULE 13D

1

NAMES OF REPORTING PERSONS

Avenue International Master GenPar, Ltd. (“Avenue International GenPar”)

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [ ]

(b) [X]

3

SEC USE ONLY

4

SOURCE OF FUNDS

AF

5

Check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e)  [  ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

PERSON WITH

7

SOLE VOTING POWER

-0-

8

SHARED VOTING POWER

2,073,3771

9

SOLE DISPOSITIVE POWER

-0-

10

SHARED DISPOSITIVE POWER

2,073,377

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,073,377

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [  ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.6%

14

TYPE OF REPORTING PERSON

CO

1

This number represents shares beneficially held by Avenue International.  Avenue International GenPar is the general partner of Avenue International.

CUSIP No:  984249607

SCHEDULE 13D

1

NAMES OF REPORTING PERSONS

Avenue Special Situations Fund VI (Master), L.P. (“Avenue Spec VI”)

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [  ]

(b) [X]

3

SEC USE ONLY

4

SOURCE OF FUNDS

WC

5

Check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e)  [  ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

PERSON WITH

7

SOLE VOTING POWER

-0-

8

SHARED VOTING POWER

3,814,7751

9

SOLE DISPOSITIVE POWER

-0-

10

SHARED DISPOSITIVE POWER

3,814,775

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,814,775

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [  ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

12.1%

14

TYPE OF REPORTING PERSON

PN

1

The 3,814,775 shares of Common Stock reported herein as being beneficially held by Avenue Spec VI includes 356,164 shares of Common Stock issuable upon conversion of 10% Series A Convertible Senior Secured Notes.

CUSIP No:  984249607

SCHEDULE 13D

1

NAMES OF REPORTING PERSONS

Avenue Capital Partners VI, LLC (“Avenue Capital VI”)

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [  ]

(b) [X]

3

SEC USE ONLY

4

SOURCE OF FUNDS

AF

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)

[  ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

PERSON WITH

7

SOLE VOTING POWER

-0-

8

SHARED VOTING POWER

3,814,7751

9

SOLE DISPOSITIVE POWER

-0-

10

SHARED DISPOSITIVE POWER

3,814,775

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,814,775

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

12.1%

14

TYPE OF REPORTING PERSON

OO

1

This number represents shares beneficially held by Avenue Spec VI.  Avenue Capital VI is the general partner of Avenue Spec VI.

CUSIP No:  984249607

SCHEDULE 13D

1

NAMES OF REPORTING PERSONS

GL Partners VI, LLC (“GL VI”)

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [  ]

(b) [X]

3

SEC USE ONLY

4

SOURCE OF FUNDS

AF

5

Check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e)  [  ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

PERSON WITH

7

SOLE VOTING POWER

-0-

8

SHARED VOTING POWER

3,814,7751

9

SOLE DISPOSITIVE POWER

-0-

10

SHARED DISPOSITIVE POWER

3,814,775

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,814,775

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [  ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

12.1%

14

TYPE OF REPORTING PERSON

OO

1

This number represents shares beneficially held by Avenue Spec VI.  GL VI is the managing member of Avenue Capital VI, the general partner of Avenue Spec VI.

CUSIP No:  984249607                    SCHEDULE 13D                          Page 9 of 20

1

NAMES OF REPORTING PERSONS

Managed Accounts Master Fund Services – MAP 10 (“MAP 10”)

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [  ]

(b) [X]

3

SEC USE ONLY

4

SOURCE OF FUNDS

WC

5

Check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e)   [  ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

PERSON WITH

7

SOLE VOTING POWER

-0-

8

SHARED VOTING POWER

110,1391

9

SOLE DISPOSITIVE POWER

-0-

10

SHARED DISPOSITIVE POWER

110,139

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

110,139

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [  ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.4%

14

TYPE OF REPORTING PERSON

OO

1

The 110,139 shares of Common Stock reported herein as being beneficially held by MAP 10 includes 18,171 shares of Common Stock issuable upon conversion 10% Series A Convertible Senior Secured Notes.

{01781182; 1; 0080-2 }

CUSIP No:  984249607

SCHEDULE 13D

1

NAMES OF REPORTING PERSONS

Avenue Special Opportunities Fund I, L.P. (“Avenue Special Opportunities”)

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [  ]

(b) [X]

3

SEC USE ONLY

4

SOURCE OF FUNDS

WC

5

Check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e)   [  ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

PERSON WITH

7

SOLE VOTING POWER

-0-

8

SHARED VOTING POWER

1,337,155

9

SOLE DISPOSITIVE POWER

-0-

10

SHARED DISPOSITIVE POWER

1,337,155

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,337,155

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [  ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.3%

14

TYPE OF REPORTING PERSON

OO

CUSIP No:  984249607                   SCHEDULE 13D                     Page 11 of 20

1

NAMES OF REPORTING PERSONS

Avenue SO Capital Partners I, LLC (“Avenue SO Capital Partners”)

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [  ]

(b) [X]

3

SEC USE ONLY

4

SOURCE OF FUNDS

AF

5

Check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e)   [  ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

PERSON WITH

7

SOLE VOTING POWER

-0-

8

SHARED VOTING POWER

1,337,1551

9

SOLE DISPOSITIVE POWER

-0-

10

SHARED DISPOSITIVE POWER

1,337,155

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,337,155

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [  ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.3%

14

TYPE OF REPORTING PERSON

OO

1

This number represents shares beneficially held by Avenue Special Opportunities.  Avenue SO Capital Partners is the general partner of Avenue Special Opportunities.

{01781182; 1; 0080-2 }

CUSIP No:  984249607

SCHEDULE 13D

1

NAMES OF REPORTING PERSONS

GL SO Partners I, LLC (“Avenue SO Partners I”)

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [  ]

(b) [X]

3

SEC USE ONLY

4

SOURCE OF FUNDS

AF

5

Check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e)   [  ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

PERSON WITH

7

SOLE VOTING POWER

-0-

8

SHARED VOTING POWER

1,337,1551

9

SOLE DISPOSITIVE POWER

-0-

10

SHARED DISPOSITIVE POWER

1,337,155

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,337,155

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [  ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.3%

14

TYPE OF REPORTING PERSON

OO

1

This number represents shares beneficially held by Avenue Special Opportunities.  Avenue SO Partners I is the managing member of Avenue SO Capital Partners, the general partner of Avenue Special Opportunities.

CUSIP No:  984249607

SCHEDULE 13D

1

NAMES OF REPORTING PERSONS

Avenue Capital Management II, L.P. (“Avenue Capital Management II”)

2

Check the appropriate box if a member of group

(a)  [   ]

(b)  [X]

3

SEC USE ONLY

4

SOURCE OF FUNDS

AF

5

Check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) [   ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

PERSON WITH

7

SOLE VOTING POWER

-0-

8

SHARED VOTING POWER

8,205,0621

9

SOLE DISPOSITIVE POWER

-0-

10

SHARED DISPOSITIVE POWER

8,205,062

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,205,062

12

Check if the aggregate amount in row (11) excludes certain shares  [  ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

25.5%

14

TYPE OF REPORTING PERSON

IA

1

Avenue Capital Management II exercises voting and investment power over the securities beneficially owned by the Funds (as defined below).  This number includes 3,814,775 shares of common stock held by Avenue Spec VI, 869,616 shares of common stock held by Avenue Investments, 2,073,377 shares of common stock held by Avenue International, 110,139 shares of common stock held by MAP-10 and 1,337,155 shares of common stock held by Avenue Special Opportunities (Avenue Special Opportunities, together with Avenue Spec VI, Avenue Investments, MAP 10 and Avenue International, the “Funds”) on March 14, 2014.

CUSIP No:  984249607

SCHEDULE 13D

1

NAMES OF REPORTING PERSONS

Avenue Capital Management II GenPar, LLC (“GenPar”)

2

Check the appropriate box if a member of group

(a)  [   ]

(b)  [X]

3

SEC USE ONLY

4

SOURCE OF FUNDS

AF

5

Check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) [   ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

PERSON WITH

7

SOLE VOTING POWER

-0-

8

SHARED VOTING POWER

8,205,0621

9

SOLE DISPOSITIVE POWER

-0-

10

SHARED DISPOSITIVE POWER

8,205,062

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,205,062

12

Check if the aggregate amount in row (11) excludes certain shares  [  ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

25.5%

14

TYPE OF REPORTING PERSON

OO

1

This number represents shares beneficially held by Avenue Capital Management II.  GenPar is the general partner of Avenue Capital Management II.

CUSIP No:  984249607

SCHEDULE 13D

1

NAMES OF REPORTING PERSONS

Marc Lasry

2

Check the appropriate box if a member of group

(a)  [   ]

(b) [X]

3

SEC USE ONLY

4

SOURCE OF FUNDS

AF

5

Check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) [   ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

PERSON WITH

7

SOLE VOTING POWER

-0-

8

SHARED VOTING POWER

8,205,062

9

SOLE DISPOSITIVE POWER

-0-

10

SHARED DISPOSITIVE POWER

8,205,062

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,205,062

12

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [  ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

25.5%

14

TYPE OF REPORTING PERSON

IN/HC

CUSIP No:  984249607

SCHEDULE 13D

Explanatory Note

Item 1.

Security and Issuer

This Amendment No. 4 to Schedule 13D (“Amendment No. 4”) is being filed by the Reporting Persons (as defined below) to amend the Items specified below in the Reporting Persons’ Schedule 13D with respect to YRC Worldwide, Inc., a Delaware corporation (the “Issuer”), filed with the Securities and Exchange Commission on December 19, 2013 (the “Original Schedule 13D”), as amended by Amendment No. 1 to the Original Schedule 13D, filed with the Securities and Exchange Commission on December 24, 2013 (“Amendment No. 1”), Amendment No. 2, filed with the Securities and Exchange Commission on January 27, 2014 (“Amendment No. 2”) and Amendment No. 3, filed with the Securities and Exchange Commission on February 4, 2014 (“Amendment No. 3” and, together with Amendment No. 1, Amendment No. 2, and the Original Schedule 13D, the “Amended Schedule 13D”).  Capitalized terms used in this Amendment No. 4 but not defined herein shall have the respective meanings given to such terms in the Amended Schedule 13D.

Item 5.

Interest in Securities of the Issuer.

The disclosure in Item 5 is hereby amended and restated in its entirety as follows:

(a)

As of the date hereof, the following is the beneficial ownership and percentage of the Issuer’s Common Stock outstanding for each of the persons named below:

Name	Number of Shares	Percentage of Shares (%)
Avenue Investments	869,616	2.8%
Avenue Spec VI	3,814,775	12.1%
Avenue International	2,073,377	6.6%
MAP-10	110,139	0.4%
Avenue Special Opportunities	1,337,155	4.3%
Avenue Partners	2,942,993	9.3%
Avenue International GenPar	2,073,377	6.6%
Avenue Capital VI	3,814,775	12.1%
GL VI	3,814,775	12.1%
Avenue SO Capital Partners	1,337,155	4.3%
Avenue SO Partners I	1,337,155	4.3%
Avenue Capital Management II	8,205,062	25.5%
GenPar	8,205,062	25.5%
Lasry	8,205,062	25.5%

The approximate percentages of Common Stock reported as beneficially owned by the Reporting Persons are based upon 31,251,183 shares of Common Stock outstanding as of March 14, 2014, as disclosed by the Issuer, and calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act.

(b)

The Reporting Persons have shared power to vote or direct the vote and shared power to dispose or to direct the disposition of the shares.

(c)

See Item 6.

(d)

No person other than the Reporting Persons is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock covered by this Schedule 13D.

CUSIP No:  984249607

SCHEDULE 13D

(e)

Not applicable.

Item 6.

Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended and supplemented to add the following at the end thereof:

On March 14, 2014, the Issuer held a special meeting of its stockholders (the “Special Meeting”) for the purpose of obtaining stockholder approval for the Certificate Amendment and the Conversion Removal.   Stockholders of the Issuer approved both the Certificate Amendment and Conversion Removal at the Special Meeting. Immediately upon the effectiveness of the Certificate Amendment, each share of Series A Preferred Stock held by the Reporting Persons automatically converted into four (4) shares of Common Stock in accordance with the terms of the Certificate of Designations.

CUSIP No:  984249607

SCHEDULE 13D

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Dated: March 18, 2014

AVENUE INVESTMENTS, L.P.

By:  Avenue Partners, LLC, its general partner

By:

/s/ Eric Ross as attorney-in-fact

Name: Marc Lasry

Title:    Managing Member

AVENUE PARTNERS, LLC

By:

/s/ Eric Ross as attorney-in-fact

Name: Marc Lasry

Title:    Managing Member

AVENUE INTERNATIONAL MASTER, L.P.

By: Avenue International Master Fund

GenPar, Ltd., its general partner

By:

/s/ Eric Ross as attorney-in-fact

Name:  Marc Lasry

Title:  Director

AVENUE INTERNATIONAL MASTER FUND GENPAR, LTD.

By:

/s/ Eric Ross as attorney-in-fact

Name: Marc Lasry

Title:    Director

AVENUE SPECIAL SITUATIONS FUND VI (MASTER), L.P.

By:  Avenue Capital Partners VI, LLC,

its general partner

By:  GL Partners VI, LLC, its managing member

By:

/s/ Eric Ross as attorney-in-fact

CUSIP No:  984249607

SCHEDULE 13D

Name:  Marc Lasry

Title: Managing Member

AVENUE CAPITAL PARTNERS VI, LLC

By:  GL Partners VI, LLC, its managing member

By:

/s/ Eric Ross as attorney-in-fact

Name:  Marc Lasry

Title: Managing Member

GL PARTNERS VI, LLC

By:

/s/ Eric Ross as attorney-in-fact

Name:  Marc Lasry

Title: Managing Member

MANAGED ACCOUNTS MASTER FUND SERVICES – MAP 10

By:  Avenue Capital Management II, L.P., its investment manager

By:  Avenue Capital Management II GenPar, LLC, its general partner

By:

/s/ Eric Ross as attorney-in-fact

Name:  Marc Lasry

Title: Managing Member

AVENUE SPECIAL OPPORTUNITIES FUND I, L.P.

By:  Avenue SO Capital Partners I, LLC, its general partner
By:  GL SO Partners I, LLC, its managing member

By:

/s/ Eric Ross as attorney-in-fact

Name:  Marc Lasry

Title: Managing Member

AVENUE SO CAPITAL

PARTNERS I, LLC

CUSIP No:  984249607

SCHEDULE 13D

By: GL SO Partners I, LLC, its managing member

By:

/s/ Eric Ross as attorney-in-fact

Name:  Marc Lasry

Title: Managing Member

GL SO PARTNERS I, LLC

By:

/s/ Eric Ross as attorney-in-fact

Name:  Marc Lasry

Title: Managing Member

AVENUE CAPITAL MANAGEMENT II, L.P.

By: Avenue Capital Management II

GenPar, LLC, its general partner

By:

/s/ Eric Ross as attorney-in-fact

Name:  Marc Lasry

Title: Managing Member

AVENUE CAPITAL MANAGEMENT II GENPAR, LLC

By:

/s/ Eric Ross as attorney-in-fact

Name: Marc Lasry

Title: Managing Member

MARC LASRY

/s/ Eric Ross as attorney-in-fact